QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Samuel J. Gallo
Segue Software, Inc.
(781) 402-1049
 sgallo@segue.com

SEGUE SOFTWARE ANNOUNCES FIRST QUARTER 2003 RESULTS
BREAKEVEN FROM OPERATIONS

Lexington, Massachusetts—April 23, 2003—Segue Software, Inc., (NASDAQ-SCM: SEGU), the e-business reliability experts, today announced financial results for the first quarter ended March 31, 2003. The Company reported net revenue of $7.5 million for the first quarter ended March 31, 2003, as compared to $7.0 million in net revenue (or $8.0 million in gross revenue) in the first quarter of 2002. For the first quarter ended March 31, 2003, Segue also reported a net loss of less than $100,000 or $0.01 per share loss. This compares to a net loss of $2.3 million, or $0.25 per share loss for the first quarter of 2002, which included restructuring charges of $683,000. The cash balance, as of March 31, 2003, was $6.0 million or $6.8 million including restricted cash, up from the combined total of $6.1 million at year-end.

        Steve Butler, President and CEO, commented, "The first calendar quarter had its usual cyclical effects and was a little tougher due to global distractions and a very tough IT economy, which lowered our revenue in comparison to the fourth quarter. Despite these challenges, Segue grew its total cash by approximately $700,000, largely from improved collections of receivables and over $300,000 in positive cash flow from operations. This was our second consecutive quarter in which the company grew cash and generated positive income from operations. License revenue was essentially equal to the same period one year ago but deferred revenue increased on a sequential basis."

        "Further highlights include the strong showing from international sales which represented 24% of our total invoices. In addition, channel partners results were excellent again at 15% of total invoices. Both of these key metrics are a continuation of upward trends that began a year ago. Two of our newer products SilkVision, (Application Performance Monitoring), and SilkPlan Pro, (Test Management), made increased contributions in the first quarter with several key customer wins. Incremental revenue from these new products, along with continued revenue improvement from channel partners and international sales, represent a key component of Segue's growth strategy."

        "Going forward, I think it will continue to be a tough IT spending environment. Our plan is to continue with our present strategy to manage expenses very tightly in order to maintain our present breakeven level."

        As previously announced, the Company will hold a conference call today following the closing of the market at 4:45 p.m. E.T. A live Webcast and replay of the call will be available at www.segue.com. The live call and replay may also be accessed telephonically. To access the call on April 23, 2003, dial (888) 576-8107 (domestic) or (303) 242-0015 (international). If you miss the call, the replay will be available for two (2) weeks following the call. Digital replay numbers are (800) 475-6701 (domestic) or (320) 365-3844 (international) and enter access code 682009. The Webcast will be available on our web site in our Investor Relations section at www.segue.com.

About Segue Software

        Segue (NASDAQ-SCM: SEGU) is a world expert in delivering software and services that ensure the accuracy and performance of enterprise applications. Segue provides comprehensive scalability, performance, monitoring and verification solutions—all aimed at ensuring reliable and predictable outcomes for fundamental business processes. A technology innovator setting new standards for higher levels of application reliability, Segue helps companies reduce risk and increase their return on investment associated with deploying new applications. By ensuring the performance, accuracy, reliability, scalability and usability of core business applications, Segue helps protect all that today's companies have at stake: their enormous investments in IT infrastructure, competitive edge and brand reputation. Headquartered in Lexington, Mass., with offices across North America and Europe, Segue can be reached at 1-800-287-1329 or www.segue.com.

        This press release may contain forward-looking statements. Forward looking statements are statements which contain predictions or projections of future events or performance, and often contain words such as "anticipates", "can", "estimates", "expects", "projects", "will", "might", or other words indicating a statement about the future. The Company notes that any such forward-looking statements are subject to change and are not guarantees of future performance, and that actual results may differ materially from any such predictions or projections, based on various important factors and including, without limitation, the ability of the Company to continue to achieve positive cash flow and sustain profitability in this difficult economic and business climate; the timing and success of introductions of our new products; the ability to grow revenue from Channel Partners and new products; continued growth in license revenue; new products and announcements from other companies; and changes in technology and industry standards. Additional information on the factors that could affect the Company's business and financial results is included in the Company's periodic reports filed with the Securities and Exchange Commission.

Segue Software, Inc.

Consolidated Condensed Balance Sheets
(In thousands, except per share data)
(Unaudited)

	March 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash	$5,993	$5,335
Accounts receivable, net of allowances of $256 and $232	5,137	6,007
Other current assets	806	967

Total current assets	11,936	12,309
Property and equipment, net	1,745	2,089
Goodwill, net	1,506	1,506
Other assets	1,189	1,291

Total assets	$16,376	$17,195

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$723	$1,256
Accrued compensation and benefits	1,165	1,163
Accrued lease obligations on excess space	1,934	2,145
Accrued expenses	1,117	1,522
Deferred revenue	8,699	8,408

Total current liabilities	13,638	14,494
Stockholders' equity:
Preferred stock, par value $.01 per share; 9,000 shares authorized; 729 and 729 shares of Series B preferred stock issued and outstanding, respectively	7	7
Common stock, par value $.01 per share; 30,000 shares authorized; 9,850 and 9,765 shares issued, respectively	99	98
Additional paid-in capital	60,574	60,492
Cumulative translation adjustment	122	97
Accumulated deficit	(57,464)	(57,393)

	3,338	3,301
Less treasury stock, at cost, 145 shares	(600)	(600)

Total stockholders' equity	2,738	2,701
Total liabilities and stockholders' equity	$16,376	$17,195

Segue Software, Inc.

Consolidated Condensed Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2003	2002
Revenue:
Software	$3,319	$3,315
Services	4,184	4,731

Subtotal revenue	7,503	8,046
Adjustment relating to consideration from a vendor	(37)	(1,000)

Net revenue	7,466	7,046
Cost of revenue:
Cost of software	64	230
Cost of services	1,309	1,255

Total cost of revenue	1,373	1,485
Gross margin	6,093	5,561
Operating expenses:
Sales and marketing	3,559	4,426
Research and development	1,458	1,302
General and administrative	1,063	1,478
Restructuring charges	—	683

Total operating expenses	6,080	7,889

Income (Loss) from operations	13	(2,328)
Interest income	13	21

Income (Loss) before provision for income taxes	26	(2,307)
Provision for income taxes	97	25

Net loss	(71)	(2,332)
Preferred stock dividend-in-kind	(54)	(6)

Net loss applicable to common shares	$(125)	$(2,338)

Net loss per common stock share — basic and diluted	$(0.01)	$(0.25)
Weighted average shares outstanding — basic and diluted	9,659	9,491

QuickLinks

Consolidated Condensed Balance Sheets (In thousands, except per share data) (Unaudited)
Consolidated Condensed Statements of Operations (In thousands, except per share data) (Unaudited)